As filed with the Securities and Exchange Commission on May 5, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Engility Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	45-3854852
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3750 Centerview Drive

Chantilly, VA 20151

(Address, including zip code, of principal executive offices)

Engility Holdings, Inc. Employee Stock Purchase Plan

(Full title of plan)

Thomas O. Miiller

Senior Vice President, General Counsel and Corporate Secretary

3750 Centerview Drive

Chantilly, VA 20151

(703) 708-1400

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Ryan D. Thomas, Esq.

Jay H. Knight, Esq.

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

(615) 742-6200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,000,000	$19.79	$19,790,000	$1,992.86

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee and are based on the average of the high and low prices of shares of the Common Stock, par value $0.01 per share, of the Registrant on the New York Stock Exchange on April 29, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Engility Holdings, Inc. Employee Stock Purchase Plan as covered by this Registration Statement on Form S-8 (the “Registration Statement”) and as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Engility Holdings, Inc. (the “Company”) are hereby incorporated by reference in this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the Commission on March 8, 2016;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended April 1, 2016 as filed with the Commission on May 5, 2016;

(c)	the Company’s Current Reports on Form 8-K as filed with the Commission on January 21, 2016, March 1, 2016 and March 2, 2016; and

(d)	the description of the Company’s Common Stock contained under the heading “Description of New Engility Capital Stock” in the final Joint Proxy/Consent Solicitation Statement/Prospectus filed by Engility Holdings, Inc. and New East Holdings, Inc. on January 22, 2015.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, information deemed “furnished” but not “filed” under Items 2.02 or 7.01 of the Company’s Current Reports on Form 8-K, including any related exhibits expressly designated therein, will not be deemed incorporated by reference into this Registration Statement or the related prospectus.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled to indemnification for such expenses as the court deems proper. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her in connection with such proceeding. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns the unlawful payment of dividends or an unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

Company Organizational Documents

The Company’s Amended and Restated Certificate of Incorporation (“Charter”) provides that no director will be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the directors derived an improper personal benefit. Additionally, the Charter provides that if the DGCL is amended to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of a director of the Company will be eliminated or limited to the fullest extent provided by the DGCL, as so amended. Further, the Charter provides that any repeal or modification of the provisions of the Charter relating to any such limitation of liability will not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

The Company’s Amended and Restated Bylaws (“Bylaws”) provides that the Company will indemnify its current and former directors and officers to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights that such law permitted the Company to provide prior to such amendment), except that the Company will not be obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the Company board, subject to limited exceptions set forth in the Bylaws. The right to indemnification includes the right to be paid by the Company the expenses (including attorneys’ fees) incurred in appearing at, participating in or defending in any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under the Bylaws, provided that the director or officer delivers an undertaking to repay the advanced amounts if it is ultimately determined that the director or officer is not entitled to indemnification or advancement.

The Bylaws provide that any amendment, alteration or repeal of the indemnification provisions that adversely affect the right of an indemnitee or its successors will be prospective only and will not limit, eliminate or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal. Additionally, the Bylaws provide that the indemnification and expense advancement obligations under the Bylaws are the primary source of indemnification and advancement of such indemnitee in connection therewith, and any obligation on the part of any stockholder of the Company, its affiliates and controlling persons under any organizational document, agreement or insurance policies maintained by any such indemnitor providing, among other things, indemnification or advancement of expenses for the indemnitee for, among other things, the same matters that are subject to the indemnification and expense advancement provisions of the Bylaws are secondary to the Company’s obligations to indemnify and advance expenses to such indemnitee and will be reduced by any amount that such indemnitee may collect as indemnification of advancement of expense from the Company.

Directors’ and Officers’ Insurance

The Company maintains insurance on behalf of any person who is or was an officer or director against claims or liability asserted against him or her and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the Company would have the power or the obligation to indemnify him or her against such liability under the Company’s organizational documents.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed in the “Exhibit Index” that immediately precedes such exhibits and is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chantilly, State of Virginia, on this 5th day of May 2016.

Engility Holdings, Inc.

By:	/s/ Thomas O. Miiller
Name:	Thomas O. Miiller
Title:	Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas O. Miiller, Wayne M. Rehberger and Jon Brooks, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, in connection with this registration statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent, with full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Lynn A. Dugle Lynn A. Dugle	Director, Chief Executive Officer (Principal Executive Officer)	May 5, 2016

/s/ Wayne M. Rehberger Wayne M. Rehberger	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 5, 2016

/s/ Richard B. Harkey Richard B. Harkey	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	May 5, 2016

/s/ Peter A. Marino Peter A. Marino	Co-Chairman	May 5, 2016

/s/ David A. Savner David A. Savner	Co-Chairman	May 5, 2016

/s/ Steven A. Denning Steven A. Denning	Director	May 5, 2016

/s/ Darryll J. Pines Darryll J. Pines	Director	May 5, 2016

/s/ David M. Kerko David M. Kerko	Director	May 5, 2016

/s/ Anthony Principi Anthony Principi	Director	May 5, 2016

/s/ Charles S. Ream Charles S. Ream	Director	May 5, 2016

/s/ William G. Tobin William G. Tobin	Director	May 5, 2016

EXHIBIT INDEX

4.1	Amended and Restated Certificate of Incorporation of Engility Holdings, Inc. dated February 26, 2015 (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K12B, as filed with the Commission on February 27, 2015 (File No. 001-35487)).

4.2	Amended and Restated Bylaws of Engility Holdings, Inc. (incorporated herein by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K12B, as filed with the Commission on February 27, 2015 (File No. 001-35487)).

4.3	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.3 of the Company’s Post-Effective Amendment No. 1 to Form S-8 Registration Statement, as filed with the Commission on March 16, 2015 (File Nos. 333-188994, 333-182720)).

4.4	Stockholders Agreement, dated February 26, 2015, by and among Engility Holdings, Inc. and Birch Partners, L.P. and for the limited purposes set forth therein, KKR 2006 Fund L.P. and General Atlantic Partners 85, L.P., KKR Initial Investors and GA Initial Investors (as defined therein) (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K12B, as filed with the SEC on February 27, 2015 (File No. 001-35487)).

4.5	Engility Holdings, Inc. Employee Stock Purchase Plan (incorporated herein by reference to Appendix B to the Company’s proxy statement dated April 12, 2016 (File No. 001-35487)).

5.1	Opinion of Bass, Berry & Sims PLC*

23.1	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1 hereto)*

23.2	Consent of PricewaterhouseCoopers LLP*

24.1	Power of Attorney (included on signature page of this registration statement)*

*	Filed herewith